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                                                                    EXHIBIT 4.12

                            STATE OF THE ART, INC.
                            ----------------------

                       1997 EMPLOYEE STOCK PURCHASE PLAN

                             NOTICE OF WITHDRAWAL



     I, ________________________________, hereby elect to withdraw my participation in the State of the Art, Inc., 1997 Employee Stock Purchase Plan (the "Plan") for the Offering Period beginning ________________________. This withdrawal covers all Contributions credited to my account and is effective on the date designated below.

     I understand that all Contributions credited to my account will be paid to me within ten (10) business days of receipt by the Company of this Notice of Withdrawal and that my option for the current period will automatically terminate, and that no further Contributions for the purchase of shares can be made by me during the Offering Period.

     The undersigned further understands and agrees that he or she shall be eligible to participate in succeeding offering periods only by delivering to the Company a new Subscription Agreement.

     If the undersigned is an officer or director of State of the Art, Inc. or other person subject to Section 16 of the Securities Exchange Act of 1934, the undersigned further understands that under rules promulgated by the U.S. Securities and Exchange Commission he or she may not re-enroll in the Plan for a period of six (6) months after withdrawal.


Dated: ------------------     ------------------------------------
                              Signature of Employee


                              ------------------------------------
                              Social Security Number

                                       12